Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Prospect Medical Holdings, Inc.		The Equity Group Inc.

Linda Hodges, Executive Vice President

Devin Sullivan

(310) 337-4170		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS REGISTRATION STATEMENT DECLARED EFFECTIVE
BY THE SECURITIES AND EXCHANGE COMMISSION

Culver City, CA – July 28, 2005 – Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect”), a managed care management company serving 10 affiliated Independent Physician Associations (“IPAs”) in Southern California, announced that on July 27, 2005 the Securities and Exchange Commission declared effective its registration statement on Form S-1.  The S-1 registers 2,718,284 shares of common stock issued or issuable on conversion of the Company’s Series A Convertible Preferred Stock (“Preferred Stock”).

Under the terms of the Preferred Stock, all outstanding shares of Preferred Stock automatically converted into a like number of shares of common stock when the S-1 registration statement became effective.  This automatic conversion of Preferred Stock did not require any action or consent by the holders of the Preferred Stock.  As a result of the conversion, all stock certificates representing outstanding shares of Preferred Stock are now deemed to represent a like number of shares of common stock.  In addition, the Company’s outstanding warrants to purchase 453,047 shares of Preferred Stock at $5.50 per share now entitle the holders of the warrants to purchase a like number of shares of common stock.

As of May 9, 2005, as disclosed in the Form 10-Q filed by the Company with the SEC on May 16, 2005, Prospect had 4,677,882 common shares outstanding, which included some shares issued previously upon voluntary conversions of Preferred Stock.  With yesterday’s automatic conversion of the remaining shares of Preferred Stock, the Company now has 6,640,362 common shares outstanding.

Dr. Jack Terner, Chairman and Chief Executive Officer of Prospect, commented, “We are pleased to have met our responsibility to the holders of our Preferred Stock.  As previously disclosed, each share of the Preferred Stock would automatically convert into one share of common stock when Prospect obtained a listing for its common stock on a national securities exchange and also obtained an effective registration statement covering the resale of common stock underlying our Preferred Stock.  We met the first requirement when our common stock became listed on the American Stock Exchange on May 9, 2005.  This S-1 being declared effective fulfills the second, and final, requirement.”

ABOUT THE COMPANY

Prospect Medical Holdings, Inc. is a health care management services organization that provides management services primarily to affiliated IPAs.  IPAs are professional corporations that contract with independent physicians and other health care providers to create a medical panel of primary care and specialist physicians, and other health care service providers, capable of providing the full range of medical services to individuals enrolled in health maintenance organization (“HMO”) managed care health plans.  Prospect’s 10 IPAs are comprised of approximately 4,000 primary care and specialist physicians serving approximately 180,000 HMO enrollees at March 31, 2005.

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